ARTICLES OF INCORPORATION

OF

AQUABLUE INETERNATIONAL, INC.

ARTICLE I

The name of the corporation is Aquablue International, Inc.

ARTICLE II

The registered office of the corporation in the State of Nevada is located at 1350 E. Flamingo Road, Ste 13B, Las Vegas Nevada 89119. The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the corporation. The corporation may conduct all corporation business of every kind and nature outside of the State of Nevada as well as within the State of Nevada.

ARTICLE III

The objects for which this corporation is formed are to engage in any lawful activity.

ARTICLE IV

The total number of common stock authorized that may be issued by the Corporation is three hundred and fifty million (350,000,000) shares of common stock with a par value of $0.0001 per share.

Preferred Series A. The total number of Preferred Series A stock authorized are 10,000,000. The Series A Shares will hold no conversion rights and will have a super voting right of 1000 to 1. Every one share of Series A Preferred stock will equal 1,000 common shares voting right.

ARTICLE V

The governing board of the corporation shall be known as the directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced few than one (1). The first Board of Directors shall be three (3) in number and the name and post office address of those directors are:

Name:    Manuel Da Silva – Cheif Executive Officer / Director
    1 Hershey Drive, Smiths Falls,
                Ontario K7A 4T8
Canada

Name:    Daniel Villeneuve – President / Director
    1 Hershey Drive, Smiths Falls,
                Ontario K7A 4T8
Canada

Name:    David Wassung - Vice President / Director / Secretary / Treasurer
    1 Hershey Drive, Smiths Falls,
                Ontario K7A 4T8
Canada

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ARTICLE VI

The capital stock of the corporation, after the amount of the subscription price or par value, bas been paid in, shall not be subject to assessment to pay the debts of the corporation.

ARTICLE VII

The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name:    Law Offices of Applbaum & Zouvas LLP
Luke C. Zouvas, Esq
2368 2nd Avenue
San Diego, CA 92101

ARTICLE VIII

The Resident Agent for this corporation shall be The UPS Store. The address of the Resident Agent and the Registered or statutory address of this corporation in the State of Nevada shall be: 1350 E. Flamingo Road, Ste 13B, Las Vegas Nevada 89119.

ARTICLE IX

The corporation is to have perpetual existence.

ARTICLE X

The Board of Directors shall adopt the initial By-Laws of the corporation. The Board of Directors shall also have the power to alter, amend or repeal the By-Laws, or to adopt new By-Laws, except as otherwise may be specifically provided in the By-Laws.

ARTICLE XI

The Board of Directors shall have the authority to open bank accounts and adopt banking resolution on behalf of the corporation.

ARTICLE XII

No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statures. Any repeal  or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer  of the corporation for acts or omissions prior to such repeal or modification.

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ARTICLE XIII

The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I the undersigned, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to General Corporation Law of the State of Nevada, do make and file these  Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of March, 2009.

Incorporator

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